EXHIBIT 99.1
FOR IMMEDIATE RELEASE
SUTURA DOUBLES SALES IN FIRST QUARTER 2006
Fountain Valley, CA — May 9, 2006 — Sutura, Inc. (“Sutura”) (OTCBB:SUTU), a California-based medical device company, announced today that sales of its patented SuperStitch vascular suturing device doubled in the first quarter of 2006. Worldwide sales of the SuperStitch were $243,111 in the first quarter of 2006, versus $110,742 in the three-month period ending December 31, 2005.
Anthony Nobles, President and CEO of Sutura commented, “Our first quarter sales indicate that our marketing efforts to health care facilities and cath-labs worldwide are beginning to produce positive results. The SuperStitch is now being sold to an expanding range of facilities, and we expect sales to continue to increase as we move through the second and third quarters of 2006. Sutura’s SuperStitch is a technology solution to vascular suturing procedures, and it is clear from the response the product is now receiving, that the health care community is recognizing the benefits of our minimally invasive suturing device.”
Egbert Ratering, Chief Financial Officer of Sutura, stated, “The recent quarterly sales figures reflect the start of what we expect to be a significant growth phase for the SuperStitch medical device in the marketplace. Manufacturing ramp up of the 1-2-3 SuperStitch design is progressing smoothly and we anticipate that higher volumes will result in significant efficiencies going forward.”
About Sutura, Inc.
Sutura®, Inc. (www.suturaus.com) is a medical device company that has developed a line of innovative, minimally invasive, vascular suturing devices to suture the puncture created in arteries during open surgery and catheter-based procedures. The Company’s line of SuperStitch medical devices provide sutured closure of the arteriotomy site utilizing the existing catheter sheath introducer or cannula during fluoroscopically guided procedures and directly through the open arteriotomy during open surgical procedures. Within the United States the 8F & 6F SuperStitch devices are available for use in performing vascular stitching in general surgery, including endoscopic procedures. It is not intended for blind closure of an arteriotomy site. The SuperStitch 8F & 6F is approved in the European Union and CE marked with the indication for use as follows: The SuperStitch is indicated for use in performing vascular stitching in general surgery, including endoscopic procedures. In the EU there is no requirement for the use of fluoroscopic guidance. Sutura’s headquarters are in Fountain Valley, California. “Sutura®” and “SuperStitch®” are registered trademarks of Sutura, Inc.
For more information contact:

Sutura, Inc.
Barry Forward
Corporate Communications
866-676-8386
www.suturaus.com
Forward-Looking Information Is Subject to Risk and Uncertainty
Certain statements in this press release may contain projections or “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainty. The words “aim”, “plan”, “likely”, “believe”, “expect”, “anticipate”, “intend”, “estimate”, “will”, “should”, “could”, “may”, “appears”, and other expressions that indicate future events and trends identify forward-looking statements. These statements are not guaranties of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what we express or forecast in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements. Our actual results and future trends may differ materially from our forward-looking statements depending on a variety of factors including the acceptance of the SuperStitch® devices by medical providers and the marketplace in general and the success of the proposed sales and marketing plan, the continued growth of the vessel closure marketplace, the company’s ability to obtain needed equity or debt financing in the future, and the company’s ability to continue to expand and protect its technology patents.